Exhibit 99.1
BORDERS RECEIVES NOTICE REGARDING NYSE LISTING CRITERIA
     Ann Arbor, MI, February 4, 2011 — Borders Group, Inc. (NYSE: BGP) today reported that on February 3, 2011, it was notified by NYSE Regulation, Inc. that it was not in compliance with the continued listing standard of the New York Stock Exchange, Inc. (the “NYSE”) requiring a minimum average closing price of $1.00 per share over a consecutive 30 trading day period. Subject to providing required notice to the NYSE, the company is entitled to a six-month period from the date of the notification to cure this deficiency. During this period, Borders’ shares would continue to be listed and traded on the NYSE, subject to its compliance with other NYSE continued listing standards.
About Borders Group, Inc.
     Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP — News) is a leading specialty retailer of books as well as other educational and entertainment items. The company employs approximately 19,500 throughout the U.S., primarily in its Borders® and Waldenbooks® stores. Online shopping is offered through borders.com. Find author interviews and vibrant discussions of the products we and our customers are passionate about online at facebook.com/borders, twitter.com/borders and youtube.com/bordersmedia. For more information about the company, visit borders.com/media.
Safe Harbor Statement
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “expect,” “believe,” “planning,” “possibility,” “opportunity,” “goal,” “will,” “may,” “intend,” “anticipates,” “working toward” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts.
     These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the company may not be successful in regaining compliance with the NYSE continued listing standards, that the company’s shares may cease to trade on the NYSE or another securities exchange, and that the delisting of the company’s shares from the NYSE may give rise to a contractual obligation to repurchase for cash at their fair value certain stock purchase warrants issued by the company to Pershing Square Capital Management. L.P. and its affiliates.
     The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.